Exhibit 99.1

Q2 2012 Selected Operating and Financial Results

Unified Unitymedia KabelBW Continues to Leverage the Growth

Cologne, Germany - August 3, 2012. Unitymedia GmbH (to be renamed Unitymedia KabelBW GmbH, “Unitymedia KabelBW”), the largest cable operator in the German federal states North-Rhine Westfalia, Hesse and Baden-Wuerttemberg, today provides selected, preliminary unaudited historical and pro forma financial and operating information for the three months ended June 30, 2012. Unitymedia KabelBW is a wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on the websites of Unitymedia KabelBW (www.unitymedia.de) and Liberty Global (www.lgi.com). In addition, Unitymedia KabelBW's June 30, 2012 unaudited condensed consolidated financial statements are expected to be posted to both websites prior to the end of August 2012.

This financial and operating information for the 2011 periods included herein is presented on a pro forma basis that gives effect to, among other items, the May 2012 combination of the Unitymedia KabelBW and Kabel BW GmbH (“KBW” or “KabelBW”) credit pools as if it had occurred on January 1, 2011. Financial and operating information included in this release for all other periods is presented on a historical basis unless otherwise noted. For additional information, see footnote 1 on page 9.

Operating and financial highlights for Unitymedia KabelBW for the three months ended June 30, 2012 (“Q2”), as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•	Delivered strong Q2 subscriber performance with 189,300 RGU additions, reflecting a 15% increase over Q2 2011 RGU additions

◦	Internet and telephony RGUs each grew 98,900 and 95,600, respectively, during Q2 2012, representing a record second quarter on a combined basis

◦	Driven by HD demand, we gained 57,000 digital cable RGUs during Q2

•	Relaunched “Unitymedia” brand and new bundled portfolio well accepted by market

•	New combined management team since July 1
Financial Results:*

•	Revenue grew 11% to €443 million in Q2 and 10% to €874 million during H1 2012

•	ARPU per customer continued to improve and rose 9% to €18.63 in Q2 2012

•	Adjusted EBITDA increased by 9% to €262 million in Q2 and 9% to €511 million in H1 2012, which includes the impact of integration related costs

•	Net loss was €25 million during Q2 and €43 million for H1 2012

•	Capital expenditures (“CapEx”) were €118 million in Q2 and €237 million during H1 2012 or 27% of revenue for both periods

__________________

*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 7-10.

Unitymedia KabelBW Combined Operating Statistics Summary

	As of and for the three months ended June 30,
	2012 Historical	2011 Pro forma	Change

Footprint
Homes Passed(2)	12,551,900	12,456,100	*
Two-way Homes Passed(3)	12,098,500	11,954,400	1%

Subscribers (RGUs)(4)(13)
Analog Cable(5)	4,615,100	4,929,100	(6%)
Digital Cable(6)	2,124,500	1,861,000	14%
Total Video	6,739,600	6,790,100	*
Internet(7)	2,016,900	1,593,000	27%
Telephony(8)	2,045,200	1,623,800	26%
Total RGUs	10,801,700	10,006,900	8%

Q2 organic RGU net additions (losses)
Analog Cable	(62,200)	(57,600)	(8%)
Digital Cable	57,000	48,400	18%
Total Video	(5,200)	(9,200)	43%
Internet	98,900	86,400	14%
Telephony	95,600	87,000	10%
Total RGU Net Additions	189,300	164,200	15%

Penetration
Digital Cable as % of Total Video Subs(9)	31.5%	27.4%	410bp
Internet as % of Two-way Homes Passed(10)	16.7%	13.3%	340bp
Telephony as % of Two-way Homes Passed(10)	16.9%	13.6%	330bp

Customer relationships(13)
Customer Relationships(11)	6,986,800	6,928,300	*
RGUs per Customer Relationship	1.55	1.44	8%

Customer bundling
Single-Play	70.4%	76.2%	(580bp)
Double-Play	4.6%	3.0%	160bp
Triple-Play	25.0%	20.8%	420bp

ARPU(12)
Q2 Monthly ARPU per Customer Relationship	€18.63	€17.08	9%

* Less than 1%
For footnote disclosure, please refer to pages 9-10.

Subscriber Statistics

At June 30, 2012, we served 7.0 million customers throughout our combined footprint in the German federal states of North Rhine-Westfalia and Hesse (collectively, the “Unitymedia” footprint) and Baden-Wuerttemberg (the “KabelBW” footprint), and provided a total of 10.8 million services, consisting of 6.7 million video, 2.0 million internet and 2.0 million telephony subscriptions. During Q2 2012, we added 189,300 RGUs, a 15% increase over last year´s Q2 RGU performance. In terms of footprint, Unitymedia contributed 123,300 and KabelBW contributed 66,000 to this strong performance. The high RGU growth was once again driven by our compelling internet and telephony bundled product offerings. Triple-play penetration is now 25%, up from 21% in Q2 2011, and our overall bundling penetration increased to 1.55 RGUs per customer relationship, with a monthly ARPU of €18.63 during Q2 2012.

The credit pools of Unitymedia KabelBW and KBW were merged in May 2012, when an indirect parent of KBW became an indirect subsidiary of Unitymedia KabelBW.  Subsequently, on July 1, 2012, we began managing the combined company with one management team and one aligned strategy throughout the footprint. In Germany, we are now present with our “Unitymedia” and “KabelBW” brands and our core double- and triple-play bundles offer speeds that are two to three times faster than standard DSL - a clear benefit for the consumer. Our enhanced product portfolio launched in April 2012 and the new look and feel of the “Unitymedia” brand has been well accepted by the market. We intend to harmonize the look and feel of the “KabelBW” brand with the new “Unitymedia” brand under the Liberty Global “bloom” logo during Q4 2012.

During Q2 2012 our video subscriber base remained relatively stable at 6.7 million, consisting of 2.1 million digital and 4.6 million analog cable subscribers. The decline in our analog video customer base was largely offset by the addition of 57,000 digital cable RGUs during Q2 2012. The take-up of our high definition digital video recorders (HD DVR), HD receivers, common interface (CI+) modules and HD and other premium content subscriptions positively contributed to our digital cable growth in the quarter. Approximately one quarter of our digital subscribers now subscribe to a rented HD capable device. Of that HD capable video base, an increasing number is taking an additional HD content subscription, driven in part by HD content that was recently added to our premium HD tiers.

In Q2 2012, we continued to leverage our broadband momentum as the speed leader in our footprint, driving strong consumer demand for our double- and triple-play bundles. As a result, we added 98,900 internet and 95,600 telephony RGUs, respectively. The Q2 2012 internet and telephony net additions were 14% and 10% over the comparative prior year period net additions and our internet and telephony subscriber bases both surpassed the 2.0 million threshold.

As of June 30, 2012, we passed 12.6 million homes in our three federal states and 96% or 12.1 million of these homes are fully upgraded to the EuroDOCSIS 3.0 standard, offering broadband speeds of up to 150 Mbps. As a result of this investment, we are a key contributor to Germany´s next-generation broadband targets. We believe that our superior value proposition and speed leadership provide consumers a clear advantage compared to DSL and offers us a long runway to upsell advanced services to our largely single-play analog video customer base.

Financial Results

Unitymedia KabelBW Preliminary Unaudited Selected Financial Results for the Three and Six Months Ended June 30, 2012 and 2011 Based on EU-IFRS*

	Three months ended June 30,
	2012 Historical	2011 Pro forma	Change
	in millions

Revenue	€443.0	€400.7	11%

Adjusted EBITDA(14)	€261.6	€239.3	9%

CapEx(15)	€117.5	€96.4	22%

Key Financial Metrics
Adjusted EBITDA Margin(16)	59.1%	59.7%	(60bp)
CapEx as % of Revenue	26.5%	24.1%	240bp

	Six months ended June 30,
	2012 Historical	2011 Pro forma	Change
	in millions

Revenue	€873.6	€792.9	10%

Adjusted EBITDA(14)	€510.9	€469.8	9%

CapEx(15)	€237.2	€199.3	19%

Key Financial Metrics
Adjusted EBITDA Margin(16)	58.5%	59.3%	(80bp)
CapEx as % of Revenue	27.2%	25.1%	210bp

Revenue for the three and six months ended June 30, 2012, grew by 11% to €443.0 million and 10% to €873.6 million, respectively, as compared to the prior year periods. These increases were underpinned by strong growth in our advanced services, comprising digital TV, internet and telephony, and related ARPU uplift on a per customer relationship basis. This increase was offset in part by (a) the increased impact of discounts and one-time credits offered to new subscribers and (b) lower revenue from analog subscribers as a result of competition and adverse changes in subscriber mix.

Adjusted EBITDA increased 9% each of the three and six months ended June 30, 2012, as compared to the corresponding prior year period, to €261.6 million and €510.9 million, respectively, driven by the revenue drivers noted above. This increase was partially offset by higher customer care and programming costs as a result of the strong RGU volume growth and costs related to integration. In addition, the first half of 2012 was impacted by rebranding

_____________________________

*	International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

costs as a result of the relaunch of our “Unitymedia” brand and costs incurred in relation to our “Go-for-Growth” strategy.

CapEx for the three months ended June 30, 2012 were €117.5 million or 26.5% of revenue, as compared to €96.4 million or 24.1% of revenue for the three months ended June 30, 2011. CapEx for the six months ended June 30, 2012 increased to €237.2 million and represented 27.2% of revenue. The increases in both periods were primarily related to higher spend for the purchase and installation of customer premises equipment and higher capitalized subscriber acquisition costs arising from the strong RGU growth.

For full year 2012, we expect the CapEx of our combined German business to range from 26%-28% of our revenue, in line with the separate capex guidance provided for each entity earlier this year.

Capital Resources

The following table details the euro equivalent of our consolidated third-party financial debt as of June 30, 2012:

Description	Maturity date	Interest rate	Nominal value		Carrying value
			in millions

2009 UM Euro Senior Secured Notes	Dec. 1, 2017	8.125%	€1,430.0		€1,407.0
UM Euro Senior Secured Exchange Notes	March 15, 2019	7.500%	€735.1		€741.7
2009 UM Dollar Senior Secured Notes	Dec. 1, 2017	8.125%	€667.9	(17)	€657.9	(17)
UM Dollar Senior Secured Exchange Notes	March 15, 2019	7.500%	€363.1	(17)	€369.5	(17)
UM Senior Secured Floating Rate Exchange Notes	March 15, 2018	Euribor + 4.25%	€395.9		€391.8
2009 UM Senior Notes	Dec. 1, 2019	9.625%	€665.0		€652.1
Unitymedia Senior Exchange Notes	March 15, 2021	9.500%	€618.0		€616.4
Unitymedia Revolving Credit Facility	June 30, 2017	Euribor + 2.50%	€80.0		€—
New Unitymedia Revolving Credit Facility	June 30, 2017	Euribor + 3.25%	€312.5		€—
_____________________________
For footnote disclosure, please refer to pages 9-10.

As of June 30, 2012, cash and cash equivalents were €20.1 million and our finance lease obligations were €5.0 million, resulting in third-party net debt(18) (net carrying value of debt, including capitalized transaction costs and accrued interest, and cash and cash equivalents) of €4,817.4 million.

About Unitymedia KabelBW

Unitymedia KabelBW is the largest cable operator in the German federal states of North-Rhine Westfalia, Hesse and Baden-Wuerttemberg in terms of customers and is a wholly-owned subsidiary of Liberty Global. We market our services under two commercial brands, Unitymedia and KabelBW. We provide analog and digital cable television services as well as internet and telephony services to our 7.0 million customers who reside in our upgraded footprint. As of June 30, 2012, Unitymedia KabelBW served approximately 6.7 million video subscribers (including 2.1 million digital video subscribers), 2.0 million internet subscribers and 2.0 million telephony subscribers over a broadband communications network that passed approximately 12.6 million homes. More information on Unitymedia KabelBW can be found at www.unitymedia.de.

About Liberty Global

Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading television, broadband internet, and telephony services are provided through next-generation networks and innovative technology platforms that connect 20 million customers who subscribe to 34 million services as of June 30, 2012.

Liberty Global's consumer brands include UPC, Unitymedia, KabelBW, Telenet and VTR. Our operations also include Chellomedia, our content division, UPC Business, our commercial services division and Liberty Global Ventures, our investment fund. For more information, please visit www.lgi.com.

Disclaimer

This investor release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our ability to increase the penetration of our advanced services and our ARPU per customer through bundled product offerings and enhanced digital video functionality and content; the impact of our roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our expectations with respect to our “Go-for-Growth” initiative, KabelBW´s Q4 rebranding and our combined 2012 capital expenditures; our insight and expectations regarding competitive and economic factors in our markets; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Adjusted EBITDA and to control capital expenditures as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global's most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our June 30, 2012 unaudited condensed consolidated financial statements prior to the end of August 2012, at which time they will be posted to the investor relations section of the Unitymedia KabelBW website (www.unitymedia.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global's consolidated financial statements under generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Unitymedia KabelBW		Corporate Communications – Unitymedia KabelBW
Christian Fangmann	+49 221.37792.151	Katrin Köster	+49 221.37792.159

Investor Relations – Liberty Global
Christopher Noyes	+1 303.220.6693
Oskar Nooij	+1 303.220.4218

Unitymedia KabelBW Key Preliminary Unaudited Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended June 30,
	2012 Historical	2011 Pro forma
	in millions

Revenue	€443.0	€400.7

Adjusted EBITDA(14)	261.6	239.3

Depreciation and amortization	(158.0)	(147.7)
Impairment, restructuring and other operating items, net	(2.9)	(0.1)
Stock-based compensation	(0.2)	—
Related-party fees and allocations(19)	(14.3)	(5.5)
Earnings before interest and taxes ("EBIT")	86.2	86.0

Net financial and other expense	(114.4)	(134.9)
Income tax benefit (expense)	3.7	(0.8)
Net loss	€(24.5)	€(49.7)

CapEx (15)	€117.5	€96.4

Adjusted EBITDA Margin(16)	59.1%	59.7%
CapEx as % of revenue	26.5%	24.1%

	Six months ended June 30,
	2012 Historical	2011 Pro forma
	in millions

Revenue	€873.6	€792.9

Adjusted EBITDA(14)	510.9	469.8

Depreciation and amortization	(311.9)	(295.4)
Impairment, restructuring and other operating items, net	(2.5)	0.1
Stock-based compensation	(0.5)	—
Related-party fees and allocations(19)	(27.6)	(13.0)
EBIT	168.4	161.5

Net financial and other expense	(230.9)	(271.9)
Income tax benefit (expense)	19.7	1.1
Net loss	€(42.8)	€(109.3)

CapEx (15)	€237.2	€199.3

Adjusted EBITDA Margin(16)	58.5%	59.3%
CapEx as % of revenue	27.2%	25.1%

Unitymedia KabelBW Operating Statistics (Pro forma)*

	Q2 2012	Q1 2012	Q4 2011	Q3 2011	Q2 2011	Q1 2011	Q4 2010	Q3 2010	Q2 2010	Q1 2010

Footprint
Homes Passed(2)	12,551,900	12,470,100	12,445,300	12,468,500	12,456,100	12,439,100	12,455,400	12,549,700	12,523,800	12,501,500
Two-Way Homes Passed(3)	12,098,500	12,064,200	12,034,500	11,974,900	11,954,400	11,865,500	11,879,000	11,909,000	11,854,500	11,774,000

Subscribers (RGUs)(4)(13)
Analog Cable(5)	4,615,100	4,677,300	4,768,600	4,859,000	4,929,100	4,986,700	5,055,000	5,119,700	5,167,800	5,224,700
Digital Cable(6)	2,124,500	2,067,500	1,983,800	1,924,700	1,861,000	1,812,600	1,748,600	1,694,200	1,646,800	1,597,400
Total Video	6,739,600	6,744,800	6,752,400	6,783,700	6,790,100	6,799,300	6,803,600	6,813,900	6,814,600	6,822,100

Internet(7)	2,016,900	1,918,000	1,799,500	1,698,200	1,593,000	1,506,600	1,407,400	1,315,700	1,239,900	1,167,000
Telephony(8)	2,045,200	1,949,600	1,831,700	1,730,800	1,623,800	1,536,800	1,435,600	1,342,900	1,265,000	1,187,800
Total RGUs	10,801,700	10,612,400	10,383,600	10,212,700	10,006,900	9,842,700	9,646,600	9,472,500	9,319,500	9,176,900

Quarterly organic RGU net additions (losses)
Analog Cable	(62,200)	(91,300)	(90,400)	(70,100)	(57,600)	(68,300)	(64,700)	(48,100)	(71,200)	(68,200)
Digital Cable	57,000	83,700	59,100	63,700	48,400	64,000	54,400	47,400	49,400	63,300
Total Video	(5,200)	(7,600)	(31,300)	(6,400)	(9,200)	(4,300)	(10,300)	(700)	(21,800)	(4,900)

Internet	98,900	113,500	101,300	105,200	86,400	99,200	91,700	75,800	72,900	80,800
Telephony	95,600	113,200	100,900	107,000	87,000	101,200	92,700	77,900	77,200	84,700
Total RGU Net Additions	189,300	219,100	170,900	205,800	164,200	196,100	174,100	153,000	128,300	160,600

Penetration
Digital Cable as a % of Total Video Subscribers(9)	31.5%	30.7%	29.4%	28.4%	27.4%	26.7%	25.7%	24.9%	24.2%	23.4%
Internet as a % of Two-Way Homes Passed(10)	16.7%	15.9%	15.0%	14.2%	13.3%	12.7%	11.8%	11.0%	10.5%	9.9%
Telephony as a % of Two-Way Homes Passed(10)	16.9%	16.2%	15.2%	14.5%	13.6%	13.0%	12.1%	11.3%	10.7%	10.1%

Customer Relationships(13)
Customer Relationships(11)	6,986,800	6,948,000	6,932,300	6,942,100	6,928,300	6,920,700	6,907,800	6,902,500	6,889,400	6,887,400
RGUs per Customer Relationship	1.55	1.53	1.50	1.47	1.44	1.42	1.40	1.37	1.35	1.33

ARPU(12)
Monthly ARPU per Customer Relationship	€18.63	€18.22	€17.94	€17.49	€17.08	€16.65	€16.46	€15.99	€15.64	€15.39
_____________________________
* Represents the combined operating statistics of Unitymedia KabelBW and KabelBW for the indicated periods

Footnotes

(1)
On December 15, 2011, an indirect subsidiary of Liberty Global acquired all of the outstanding shares of the then indirect parent company of KBW (the “LGI/KBW Transaction”). Previously, in March 2011, proceeds from senior and senior secured notes originally issued by a then parent and a then subsidiary of KBW were used to repay then existing debt (the "March 2011 KBW Refinancing”). In May 2012, Unitymedia KabelBW completed certain reorganization, debt exchange and debt redemption transactions, pursuant to which, among other items, UPC Germany Holdings GmbH (UPC Germany Holdings), an indirect parent of KBW became an indirect subsidiary of Unitymedia KabelBW (the “KBW Fold-In”). We have accounted for this common control transfer at carryover basis and the condensed consolidated financial statements of Unitymedia KabelBW have been retrospectively revised to give effect to this transaction for all periods in which Unitymedia and UPC Germany Holdings were under the common control of Liberty Global (i.e., all periods beginning after the December 15, 2011 completion of the LGI/KBW Transaction). In connection with the KBW Fold-in, we issued a subordinated note payable in the principal amount of €1,230 million to our parent as consideration for all of the outstanding shares of UPC Germany Holdings that were transferred to our company. No interest on this subordinated note is reflected in our 2012 historical or 2011 pro forma results prior to the May 2012 issuance date. The unaudited pro forma consolidated operating results for the three and six months ended June 30, 2011 give effect to (i) the LGI/KBW Transaction and (ii) the March 2011 KBW Refinancing, as if they had been completed as of January 1, 2011. These pro forma amounts are not necessarily indicative of the operating results that would have occurred if these transactions had occurred on such date. The pro forma adjustments are based on certain assumptions that we believe are reasonable.

(2)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(3)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(4)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts.  In this regard, our June 30, 2012 RGU count excludes 147,500 subscriber identification module (SIM) cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count also includes subscribers who may use a purchased set-top box or other non-verifiable means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber“). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in our KabelBW footprint. Effective January 1, 2013, our basic digital cable channels will also be unencrypted in our Unitymedia footprint.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in our Digital Cable Subscriber count. Of the 57,000 digital RGU net additions in Q2 2012, our Unitymedia footprint contributed 46,400 digital cable RGUs and our KabelBW footprint contributed 10,600 digital cable RGUs, respectively.

(7)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. At Unitymedia, we offer a 128Kbps wholesale internet service to housing associations on a bulk basis. As of June 30, 2012, our Internet Subscribers include approximately 6,100 subscribers within such housing associations who have requested and received a modem that enables the receipt of this 128Kbps wholesale internet service. Of the 98,900 RGU net additions in Q2 2012, our Unitymedia footprint contributed 68,500 internet RGUs and our KabelBW footprint contributed 30,400 internet RGUs, respectively.

(8)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony subscribers exclude mobile telephony subscribers. Of the 95,600 RGU net additions in Q2 2012, our Unitymedia footprint contributed 63,800 telephony RGUs and our KabelBW footprint contributed 31,800 telephony RGUs, respectively.

(9)	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

(10)	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

(11)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile only customers from Customer Relationships.

(12)
ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(13)
Our business-to-business (“B2B”) revenue primarily is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet and telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we began including the SOHO subscribers in our RGU and Customer Relationship counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

(14)
Adjusted EBITDA is the primary measure used by our management to evaluate the company's performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes, depreciation and amortization. As we use the term, Adjusted EBITDA is defined as EBITDA before stock-based compensation, impairment, restructuring and other operating items and related-party fees and allocations, net. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted EBITDA to net loss is presented on page 7.

(15)	CapEx consists of expenditures for property, plant and equipment and intangibles (except for customer relationships) as reported in our EU-IFRS cash flow statement.

(16)	We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(17)	Based on a USD/EUR exchange rate of 1.2651 as of June 30, 2012.

(18)
Net debt represents the carrying value of total third-party debt and financial lease obligations less cash and cash equivalents. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(19)	Represents charges from parent for general support and administration services rendered.